Exhibit 99.1

News Release For Immediate Release

BDSI Secures Additional $2.5 Million Financing

With Laurus Master Fund

Morrisville, North Carolina, June 3, 2005 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that it has closed an additional $2.5 million secured convertible debt financing from Laurus Master Fund, Ltd. (“Laurus”). The financing announced today follows a $2.5 million financing from Laurus which the company received in February 2005. Net proceeds from the financing will be used primarily to support BDSI’s research, development and commercialization opportunities and for general working capital purposes.

The financing closed today is very similar to the February Laurus financing. Like the prior financing, the investment takes the form of a convertible note secured by substantially all of BDSI’s assets. The note has a 3-year term and bears interest equal to prime plus 2% per annum. The note is convertible, under certain conditions, into shares of BDSI common stock at a price equal to $3.10 per share (which is the same conversion rate as in the February financing). In connection with the financing, BDSI issued Laurus a common stock purchase warrant to purchase up to 483,871 shares of BDSI common stock at a price equal to $3.88 per share (which is the same exercise price as the warrants issued to Laurus in connection with the February financing). BDSI has agreed to register the shares of common stock underlying the note and the warrant with the SEC. BDSI will file a Form 8-K Report with the SEC, which will include copies of the Laurus agreements.

Dr. Mark A. Sirgo, President and COO of BDSI, stated “We are pleased to continue our productive relationship with Laurus. These financings have allowed us to maintain positive momentum on our stated corporate objectives, including moving our BEMATM Fentanyl formulation toward Phase III trials and our Bioral® Amphotericin B and BEMATM Long Acting Analgesic formulations to IND filings by year end.”

BioDelivery Sciences International, Inc. is a specialty biopharmaceutical company that is exploiting its licensed and patented drug delivery technologies to develop and commercialize, or partner with third parties on, clinically-significant new formulations of proven therapeutics, nutraceuticals and micronutrients. The company’s drug delivery technologies include: (i) the patented Bioral® nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (transmucosal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary. Arius is developing products for the “acute” treatment opportunities such as pain, anxiety, nausea and vomiting, and infections. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans (including, without limitation, its initiation of clinical trials and the FDA approval process), objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.

Contact:

Mark Sirgo, Pharm.D.

President and Chief Operating Officer

BioDelivery Sciences International, Inc.

(919) 653-5160

Leonardo Zangani

Investor Relations

L.G. Zangani LLC

(908) 788-9660